As filed with the Securities and Exchange Commission on March 17, 2015.

Registration No. 333-161615

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-8 Registration Statement

No. 333-161615

UNDER

THE SECURITIES ACT OF 1933

CAREFUSION CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-4123274
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3750 Torrey View Court San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)

CareFusion Corporation

2009 Long-Term Incentive Plan

(Full Title of the Plan)

Jeffrey S. Sherman, Esq.

Senior Vice President and General Counsel

CareFusion Corporation

3750 Torrey View Court

San Diego, California 92130

858-617-2000

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Paul Schnell, Esq.

C. Michael Chitwood, Esq.

Skadden, Arps, Slate, Meagher & Flom, LLP

Four Times Square

New York, New York 10036

(212) 735-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”):

•	Registration Statement No. 333-161615 registering 35,981,648 shares of common stock, $0.01 par value per share (“Common Stock”), of CareFusion Corporation (the “Company”) available for issuance pursuant to awards under the Company’s 2009 Long-Term Incentive Plan (the “Plan”).

On October 5, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Becton, Dickinson and Company, a New Jersey corporation (“BD”), and Griffin Merger Sub, Inc. (“Merger Corp”). Pursuant to the Merger Agreement, on March 17, 2015, Merger Corp was merged with and into the Company (the “Merger”). Upon consummation of the Merger, the Company became a wholly-owned subsidiary of BD.

In connection with the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment, and to terminate the effectiveness of the Registration Statement.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8–K filed with the SEC on October 6, 2014.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin Lakes, State of New Jersey, on this 17th day of March, 2015.

CAREFUSION CORPORATION

By:	/s/ Jeffrey S. Sherman
Name:	Jeffrey S. Sherman
Title:	Senior Vice President and General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.